EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of NeoGenomics, Inc. on Post-effective Amendment No. 5 to Form S-1 (Registration Statement No. 333-166526) of our report dated March 3, 2015 on the consolidated balance sheet of NeoGenomics, Inc. as of December 31, 2014 and the consolidated statements of operations, stockholders’ equity and cash flows for the year then ended and on the effectiveness of internal control over financial reporting at December 31, 2014, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Tampa, Florida

April 30, 2015